                                                                     EXHIBIT 4.5


                           NEW VASCO WARRANT AGREEMENT

                  This Agreement is by and among VASCO Data Security International, Inc., a Delaware corporation ("New VASCO"), VASCO CORP., a Delaware corporation ("Current VASCO") and the undersigned (the
"Warrantholder"), which is the holder of warrants to acquire shares of common stock of Current VASCO (the "Current VASCO Warrants"), copies of which are attached hereto as Schedule(s) ______ and originals of which have been delivered to New VASCO.


                  Pursuant to the Prospectus of New VASCO dated _____________, 1998, as supplemented and amended prior to the Expiration Date as defined therein (the "Prospectus"), New VASCO has offered to the Warrantholder the right to acquire the same number of shares of common stock of New VASCO on the same terms and conditions, including the exercise price and the expiration date, as provided for in the Current VASCO Warrants, in exchange for (i) the cancellation of the Current VASCO Warrants and (ii) the release set forth in Section 3 below in favor of Current VASCO or any of its predecessor entities (the "VASCO Predecessors") consisting of VASCO Corp., a corporation incorporated in Delaware on May 22, 1984 ("Old VASCO"), and Ridge Point Enterprises, Inc., incorporated in Utah on January 7, 1985 (and subsequently renamed VASCO Corp. ("VASCO Utah"), and the respective successors and assigns of each of the foregoing, including New VASCO (Current VASCO, New VASCO, the VASCO Predecessors and all such successors and assigns being collectively referred to hereinafter as "VASCO").


                  NOW, THEREFORE, for good and valuable consideration, the receipt of which hereby is acknowledged, the parties hereto agree as follows:

                  1. GRANT OF NEW VASCO WARRANTS. New VASCO hereby grants to the Warrantholder warrants to purchase shares of common stock of New VASCO in accordance with the provisions, and on the same terms and conditions, set forth in the Current VASCO Warrants but modified so that all references in the Current VASCO Warrants to "VASCO Corp." shall be changed and deemed to refer to "VASCO Data Security International, Inc." and all references to shares of "Common Stock of VASCO Corp." or similar terms shall be changed and deemed to refer to shares of "Common Stock of VASCO Data Security International, Inc." or similar terms. The purchase price per share of New VASCO common stock and the number of such shares purchasable pursuant to a New VASCO Warrant shall be adjusted from time to time as provided in Exhibit A hereto. The Current VASCO Warrants as so modified by the preceding are incorporated herein as if set forth in full hereto with such modifications and are herein referred to as the "New VASCO Warrants." The Warrantholder acknowledges that the grant of New VASCO Warrants and the cancellation of the Current VASCO Warrants effected by this Agreement may result in the recognition of gain or loss for tax purposes by the Warrantholder, and further agrees that such tax consequences are solely his, her or its responsibility, and not that of Current VASCO or New VASCO. The Warrantholder shall have no rights as a stockholder with respect to the New VASCO common stock into which the New VASCO Warrants are exercisable until proper exercise of a New VASCO Warrant and delivery to the

Warrantholder of such shares as provided in the New VASCO Warrants. All shares acquired by the Warrantholder pursuant to this Agreement shall be subject to any restrictions on sale, encumbrance and other disposition under applicable securities laws.

                  2. CANCELLATION OF CURRENT VASCO WARRANTS. The Current VASCO Warrants hereby are canceled and shall be of no further force and effect. The Warrantholder hereby agrees to the cancellation of the Current VASCO Warrants.


                  3. RELEASE. The Warrantholder hereby forever releases and fully discharges VASCO, and each of them, from and against the following:



    First, only to those direct or indirect state blue sky securities claims and federal securities law claims which are mature, ripened claims of which the releasor had knowledge, or a duty to make reasonable inquiry, before signing the release, including, without limitation, state blue sky securities claims and federal securities law claims which are as a result of acts or omissions which occurred on or before the date of the Prospectus which arise from or are in connection with



          (i) (a) the failure by Old VASCO to document whether an amendment to its Certificate of Incorporation was duly authorized or to file a Certificate of Amendment with the Delaware Secretary of State to amend its Certificate of Incorporation in December 1984 to effect a three-for-one stock split to increase the 50,000 authorized shares of its common stock to 150,000 authorized common shares and to provide for 600,000 shares of non-voting common stock prior to purportedly effecting the stock split and issuing a number of such non-voting common shares which cannot be determined due to the unavailability of documentation concerning any purported issuance of such non-voting common shares, (b) the failure of Old VASCO to document whether director and stockholder approval was obtained for an amendment to its Certificate of Incorporation increasing the number of authorized shares of common stock to 6,900,000 shares in September 1986,
     (c) the purported issuance of 317,181 shares of preferred stock in November 1989 by VASCO Utah at a time when the issuance of preferred shares was not authorized by VASCO Utah's charter, (d) the purported issuance of 317,181 shares of preferred stock by Current VASCO in connection with the 1990 merger when, although Current VASCO's Certificate of Incorporation authorized 500,000 shares of preferred stock, the rights, powers and preferences of such stock were not specified in Current VASCO's Certificate of Incorporation and its Certificate of Incorporation did not provide its Board of Directors the power to designate such rights, powers and preferences, and the issuance of Current VASCO Common Stock pursuant to the conversion of such preferred stock, and (e) the failure to properly authorize, approve or effect any of the foregoing actions;



          (ii) (a) a failure to properly design, approve, adopt, administer, or authorize the number of shares subject to, a stock option plan or program, including, without limitation, actions required to allow for options awarded thereunder to be treated as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), and (b) the failure of Old VASCO, VASCO Utah and/or Current VASCO to (1) document approval by the Board of Directors and stockholders of stock option plans, (2) specify and authorize the number of shares of stock to be subject to such plans,
     (3) reserve the number of shares subject to such plans, (4) document the authorization for the grant of options pursuant to such plans and the issuance of shares upon exercise of such options, and (5) design such plans in a manner that would ensure options granted thereunder would be treated as incentive stock options;



          (iii) (a) the failure to document the approval by Old VASCO's stockholders of the September 1986 reorganization through the share exchange undertaken by Old VASCO and Ridge Point/VASCO Utah, (b) the failure to document whether all stockholders of Old VASCO voluntarily exchanged their shares for shares of Ridge Point/VASCO Utah, (c) the failure to document the mechanics of exchange of 6,900,000 common shares of Old VASCO for 12,800,000 common shares of Ridge Point/VASCO Utah, (d) the following procedural irregularities which call into question the validity of the intended 1990 merger of VASCO Utah and Current VASCO, as well as Current VASCO's title to the assets of VASCO Utah purportedly succeeded to by Current VASCO by virtue of the merger: (1) the incorporation of Current VASCO, after the date of the 1990 merger agreement, (2) Current VASCO's approval of the plan of merger, including approval of the plan of merger prior to the incorporation of Current VASCO, the lack of documented stockholder approval as called for by the plan of merger and the effectiveness of the approval by Current VASCO's then Board of Directors,
     (3) the authorization and issuance of shares of common and preferred stock by Current VASCO pursuant to the merger, (4) the adoption of Current VASCO's initial bylaws, appointment of Current VASCO's initial directors and the election of its initial officers, (5) the administrative dissolution of VASCO Utah in July 1990 prior to the filing of a Certificate of Merger with the State of Delaware in August 1990, and (6) the failure to file Articles of Merger with the State of Utah in connection with the intended merger of VASCO Utah and Current VASCO in August 1990, and (e) the failure properly to authorize, approve, effect or consummate any of the foregoing actions;


          (iv) (a) the failure to properly document any stockholder approval of the dissolution of Old VASCO and to document actions taken to dissolve, liquidate and wind-up Old VASCO in August 1987, (b) the failure properly to approve or effect the foregoing dissolution, liquidation or winding up of Old

     VASCO, (c) the failure to vest effectively title and ownership in VASCO Utah of Old VASCO's assets and to document the assumption by VASCO Utah of Old VASCO's liabilities, and (d) the administrative dissolution of VASCO Utah in July 1990 prior to the intended merger transaction with Current VASCO and before the filing of a Certificate of Merger with the State of Delaware in August 1990; and



          (v) a failure to afford security holders appraisal, preemptive or other rights, whether accorded by statute or by the articles of incorporation, certificate of incorporation or bylaws of Current VASCO or any of its predecessors, in connection with any of the matters described in the foregoing clauses (i), (ii), (iii) or (iv) including, without limitation, (a) the failure of Old VASCO to document whether it afforded its stockholders, in connection with any issuances of Old VASCO capital stock subsequent to the initial issuance of 50,000 common shares in connection with the incorporation of Old VASCO in May 1984, the preemptive rights to purchase, upon the issuance or sale of Old VASCO stock (or securities convertible into Old VASCO stock), shares (or securities) in proportion to the amount of Old VASCO common stock then owned by such holder, subject to conditions and time limitations prescribed (and at a price determined as permitted by law), by Old VASCO's Board of Directors, as provided for in the Old VASCO Certificate of Incorporation and (b) the failure of VASCO Utah to document whether it afforded its stockholders the appraisal rights provided for by Utah law in connection with the intended 1990 merger of VASCO Utah with Current VASCO;



       and all demands, payments, obligations, actions or causes of action, assessments, losses, liabilities, damages (including without limitation special, consequential, exemplary, punitive and similar damages), reasonable costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), that the holder of Current VASCO Securities now has or ever had against Current VASCO, any of its predecessor entities, or their respective assets, together with the respective successors and assigns of Current VASCO and any of its predecessor entities, arising from or in connection with the foregoing.



       Second, to all direct or indirect claims an exchanging holder may have arising from any and all common law, statutory, regulatory, or other claims other than state blue sky securities claims and federal securities law claims as a result of acts or omissions occurring on or before the date of the Prospectus which arise from or are in connection with



          (i) any prior authorization, designation or issuance of stock, any stock split, reclassification, redesignation, dividend or distribution of or upon stock, any amendment to the certificate or articles of incorporation or bylaws including, without limitation, those affecting the amount, rights, powers or preferences of stock, and any failure to properly authorize, approve or effect any of the foregoing actions, including those items set forth in (a) through (e) in (i) above;



          (ii) any failure to properly design, approve, adopt, administer, or authorize the number of shares subject to any stock option plan or program including, without limitation, those items set forth in (a) through (b) in
     (ii) above;



          (iii) any organization or any merger, consolidation, share exchange, reorganization, recapitalization, sale of assets or like event, or any failure properly to authorize, approve, effect or consummate same, including, without limitation, those items set forth in (a) through (e) in
     (iii) above;



          (iv) the dissolution, liquidation or winding up of any Current VASCO's predecessors, or any failure properly to approve or effect said dissolution, liquidation or winding up, including, without limitation, those items set forth in (a) through (e) in (iv) above; and



          (v) any failure to afford security holders any appraisal, preemptive or other rights, whether accorded by statute or by the articles of incorporation, certificate of incorporation or bylaws of Current VASCO or any of its predecessors, in connection with any of the matters described in the foregoing clauses (i), (ii), (iii) or (iv) including, without limitation, those items set forth in (a) and (b) in (v) above;



       and all demands, payments, obligations, actions or causes of action, assessments, losses, liabilities, damages (including without limitation special, consequential, exemplary, punitive and similar damages), reasonable costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), that the holder of Current VASCO Securities now has or ever had against Current VASCO, any of its predecessor entities, or their respective assets, together with the respective successors and assigns of Current VASCO and any of its predecessor entities, arising from or in connection with the foregoing.



                  Except as expressly provided with respect to state blue sky securities claims and federal securities claims, the Warrantholder hereby irrevocably waives his rights under any applicable statute, rule, regulation, legal principle, or legal doctrine that provides that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party.




                  4. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF WARRANTHOLDER. The Warrantholder hereby represents, warrants and covenants that
(i) the Warrantholder has received and adequately studied the Prospectus, (ii) the Warrantholder has had adequate opportunity to consult legal counsel of Warrantholder's choice regarding this Agreement, (iii) the Warrantholder has executed and delivered this Agreement and the release set forth herein pursuant to the free will of the Warrantholder with the intention that the release be a general release to the full extent provided herein, (iv) the Warrantholder has not sold, assigned or otherwise transferred any rights or remedies arising from or in connection with the Corporate Matters, and (v) the Current VASCO Warrants are the only warrants held by the Warrantholder to acquire capital stock of Current VASCO or any of the VASCO Predecessors. Current VASCO and the Warrantholder each acknowledges and agrees that this Agreement does not affect any rights or claims the Warrantholder may have against VASCO arising out of any matter or transaction arising from and after the date of the Prospectus. Further, it is expressly understood that this Agreement (i) will effect a release of Associated Corporate Matter Claims (as defined in the Prospectus) the Warrantholder may have even if less than all of the Warrantholder's Current VASCO Securities (as defined in the Prospectus) are exchanged in the Exchange Offer (as defined in the Prospectus), and (ii) does not release and discharge
(a) any rights or remedies Current VASCO in its own right, or as successor to the rights of the VASCO Predecessors, may have against any person or entity arising out of the Corporate Matters, or (b) any rights or remedies unrelated to the Corporate Matters the Warrantholder has as a current security holder of Current VASCO.


                  5. EXCHANGE OFFER; EFFECTIVE DATE. This Agreement is subject to the terms and conditions of the Exchange Offer, as defined in the Prospectus, and will become effective and binding on the parties hereto upon acceptance by New VASCO of shares of common stock of Current VASCO tendered pursuant to the Exchange Offer. Without limiting the foregoing, the Warrantholder has the right to withdraw this Agreement in accordance with the specific provisions in the Prospectus under the heading "THE EXCHANGE OFFER - Withdrawal Rights."

                  6. GENERAL. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, oral or written, with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the internal laws and not the conflicts of law rules of the State of Illinois, and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns and in addition, the provisions of the release set forth in Section 3 inure to the benefit of each of the entities included within the above definition of VASCO.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement.

New VASCO:                          VASCO DATA SECURITY INTERNATIONAL, INC.

                                    By
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                                    Its
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Current VASCO:                      VASCO CORP.

                                    By
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                                    Its
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Warrantholder:                      Printed Name
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                                    Signature
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                                    Title
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                                    Address
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                                    Dated                                , 1998
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                                    EXHIBIT A

                        ADJUSTMENT OF EXERCISE PRICE AND
                          NUMBER OF SHARES PURCHASABLE

                  1. In case, prior to the expiration of a New VASCO Warrant by exercise or by its terms, New VASCO shall issue any shares of New VASCO common stock as a stock dividend or subdivide the number of outstanding shares of New VASCO common stock into a greater number of shares, then in either of such cases, the then applicable exercise price per share of the shares of New VASCO common stock purchasable pursuant to that New VASCO Warrant in effect at the time of such action shall be proportionately reduced and the number of shares at that time purchasable pursuant to that New VASCO Warrant shall be proportionately increased; and conversely, in the event New VASCO shall contract the number of outstanding shares of New VASCO common stock by combining such shares into a smaller number of shares, then, in such case, the then applicable exercise price per share of the shares of New VASCO common stock purchasable pursuant to that New VASCO Warrant in effect at the time of such action shall be proportionately increased and the number of shares of NEW VASCO common stock purchasable pursuant to that New VASCO Warrant shall be proportionately decreased. If New VASCO shall, at any time during the term of a New VASCO Warrant, declare a dividend payable in cash on the New VASCO common stock and shall, at substantially the same time, offer to its stockholders a right to purchase new shares of New VASCO common stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all New VASCO common stock so issued shall, for the purpose of that New VASCO Warrant, be deemed to have been issued as a stock dividend. Any dividend paid or distributed upon the New VASCO common stock shall be treated as a dividend paid in New VASCO common stock to the extent that shares of New VASCO common stock are issuable upon conversion thereof.

                  2. In case, prior to the expiration of a New VASCO Warrant by exercise or by its terms, New VASCO shall be recapitalized by reclassification of its outstanding New VASCO common stock (other than a change in par value to no par value), or New VASCO or a successor corporation shall consolidate or merge with or convey all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations (any such other corporations being included within the meaning of the term "successor corporation" hereinbefore used in the event of any consolidation or merger of any such other corporation with, or the sale of all or substantially all of the property of any such other corporation to, another corporation or corporations), then, as a condition of such recapitalization, consolidation, merger or conveyance, lawful and adequate provision shall be made whereby the Warrantholder shall thereafter have the right to purchase, upon the basis and on the terms and conditions specified in that New VASCO Warrant, in lieu of the shares of New VASCO common stock theretofore purchasable upon the exercise of that New VASCO Warrant, such shares of stock, securities or assets of the other corporation as to which the Warrantholder would have been entitled had that New VASCO Warrant been exercised immediately prior to such recapitalization, consolidation, merger or conveyance; and in any such event, the rights of that Warrantholder to any adjustment in the number of shares of New VASCO common stock purchasable upon the exercise of that New VASCO Warrant, as hereinbefore provided, shall continue and be preserved in respect of any stock which the Warrantholder becomes entitled to purchase.

                  3. In case, prior to the expiration of a New VASCO Warrant by exercise or by its terms, New VASCO shall sell all or substantially all of its property or dissolve, liquidate or wind up its affairs, lawful provision shall be made as part of the terms of any such sale, dissolution, liquidation or winding up, so that the Warrantholder may thereafter receive upon exercise hereof in lieu of each share of New VASCO common stock which he would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of New VASCO common stock; provided, however, that in any case of any such sale or of dissolution, liquidation or winding up, the right to exercise that New VASCO Warrant shall terminate on a date fixed by New VASCO. Such date so fixed shall be no earlier than 3:00 p.m., New York City time, on the forty-fifth (45th) day next succeeding the date on which notice of such termination of the right to exercise that New VASCO Warrant has been given by mail to the Warrantholder at its address as it appears on the books of New VASCO.

                  4. Upon any exercise of a New VASCO Warrant by the Warrantholder, New VASCO shall not be required to deliver fractions of one share, but may adjust the exercise price payable by that New VASCO Warrant in respect of any such fraction of one share on the basis of the exercise price per share then applicable upon exercise of that New VASCO Warrant.

                  5. In case, prior to the expiration of a New VASCO Warrant by exercise or by its terms, New VASCO shall determine to take a record of is stockholders for the purpose of determining stockholders entitled to receive any dividend, stock dividend, distribution or other right whether or not it may cause any change or adjustment in the number, amount, price or nature of the securities or assets deliverable upon the exercise of that New VASCO Warrant pursuant to the foregoing provisions, New VASCO shall give at least ten (10) days' prior written notice to the effect that it intends to take such record to the Warrantholder at its address as it appears on the books of New VASCO, said notice to specify the date as of which such record is to be taken, the purpose for which such record is to be taken, and the effect which the action which may be taken will have upon that New VASCO Warrant.

                                 SCHEDULE ______

                                 ATTACHED HERETO